TERMINATION AGREEMENT

This Termination Agreement, dated as of December 22, 2018 (the “Termination Agreement”), by and among ZHUOLU JINXIN MINING CO., LTD., a limited company organized under the laws of the People’s Republic of China (the “VIE Company”); ZHANGJIAKOU TONGDA MINING SERVICE CO., LTD., a limited company organized under the laws of the People’s Republic of China (“Adamant Subsidiary”); ADAMANT DRI PROCESSING AND MINERALS GROUP, a publicly traded Nevada corporation and, through one or more wholly-owned subsidiaries, owner of all of the outstanding shares of the Adamant Subsidiary (the “Adamant”); and each of the SHAREHOLDERS of Adamant set forth on Schedule 1 attached hereto and signatory hereto (each, individually, an “Exiting Shareholder” and collectively, the “Exiting Shareholders”). The Exiting Shareholders, together with the Vie Company and Adamant, the “Parties”, and each, a “Party”).

WHEREAS, the Adamant Subsidiary, the Exiting Shareholders and the VIE Company previously entered into the VIE Agreements (as defined herein), pursuant to which the Adamant Subsidiary obtained the right and obligation to manage all aspects of the operations of the VIE Company, which scope of authority included, but was not limited to, the right to make all major decisions, the right to manage the assets, capital and finances of the VIE Company, authority for all decisions related to human resources, daily operation management and technical support;

WHEREAS, under the VIE Agreements, the board of directors and shareholders of the VIE Company were precluded from taking any actions without the consent of the Adamant Subsidiary and, for accounting purposes, the operations were consolidated on the financial statements of Adamant; and

WHEREAS, the Parties wish to terminate the VIE Agreements and unwind the arrangements contemplated by the VIE Agreements, (i) returning control of the operations to the board and shareholders of the VIE Company and (ii) releasing the pledges of, and options to purchase, all of the equity in the VIE Company.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination of the VIE Agreements.

(a) Subject to the terms and conditions of this Termination Agreement, the VIE Agreements are each hereby terminated as of the date first written above (the “Termination Date”). From and after the Termination Date, the VIE Agreements will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate.

(b) “VIE Agreements” means each of: (a) that certain Management Entrustment Agreement dated as of May 9, 2011 by and between ZhangJiaKou TongDa Mining Service Co., Ltd. and Zhuolu Jinxin Mining Co., Ltd.; (b) those certain Exclusive Purchase Option Agreements dated as of May 9, 2011 by and among ZhangJiaKou TongDa Mining Service Co., Ltd., Zhuolu Jinxin Mining Co., Ltd and each of its shareholders; (c) those certain Powers of Attorney, dated as of May 9, 2011 from each of the shareholders of Zhuolu Jinxin Mining Co., Ltd; and (d) those certain Equity Pledge Agreements dated as of May 9, 2011 between ZhangJiaKou TongDa Mining Service Co., Ltd. and each of the shareholders of Zhuolu Jinxin Mining Co., Ltd.

2. Termination Payment.

(a) As material consideration for the covenants, agreements, and undertakings of the Parties under this Termination Agreement, contemporaneously with the execution of this Termination Agreement the Exiting Shareholders hereby assign, transfer and deliver, for cancellation upon surrender, the shares of Adamant indicated on Schedule 1, free and clear of all security interests, liens, pledges, encumbrances, charges, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any kind, nature, or description whatsoever (“Liens”), (as defined below) (the “Termination Payment”).

(b) It is acknowledged and confirmed by the VIE Company that the Exiting Shareholders shall receive equity in the VIE Company in accordance with negotiated arrangements among the Exiting Shareholders and the VIE Company (the “VIE Share Issuance”), and, as such, will derive substantial direct and indirect benefits from the transactions contemplated by the Termination Agreement. Payment of the Termination Payment by the Exiting Shareholders is a condition precedent to the VIE Share Issuance.

(c) The Exiting Shareholders each shall, and agrees to cooperate fully with the other Parties to, effect: (a) delivery of the physical possession of the certificates of registration (original) of the Adamant Shares; (b) provision of the proper record relating to the cancellation of such Adamant Shares; and (c) such approval and examination, registration and filling procedures required by the laws of the PRC.

3. Mutual Release.

(a) In consideration of the covenants, agreements and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges the other Parties and their respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the VIE Agreements, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Termination Agreement. Notwithstanding anything to the contrary contained herein, for avoidance of doubt it is acknowledged and agreed that the VIE Company, as Releasor, hereby releases, waives and forever discharges Adamant, Adamant Subsidiary and related Releasees from Claims arising out of any contractual arrangements entered into by VIE Company and third parties at any time during the effectiveness of the VIE Agreements.

(b) Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section, and which, if known at the time of signing this Termination Agreement, may have materially affected this Termination Agreement and such Party’s decision to enter into it and grant the release contained in this Section. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the requisite power and authority to enter into this Termination Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby; and has taken all actions required by law, its organizational and governing documents (if applicable), or otherwise to authorize the execution and delivery of this Agreement.

(b) This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(c) The execution of this Termination Agreement, the consummation of the transactions contemplated by this Termination Agreement and the performance of its respective obligations under this Termination Agreement will not: (i) violate any organizational or governing documents of such Party, as applicable, (ii) require the consent of any third party or governmental entity under any applicable laws; (iii) with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which such Party is a party or to which any of its assets, properties or operations are subject; (iv) violate any provision of law, statute, rule, regulation or executive order to which such Party is subject; or (v) violate any judgment, order, writ or decree of any court applicable to such Party.

(d) It knows of no Claims against the other Party relating to or arising out of the VIE Agreements that are not covered by the release contained in Section 4 and has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 4 AND 5 OF THIS TERMINATION AGREEMENT, EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS TERMINATION AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 5.

5. Additional Representation and Warranties of Exiting Shareholders. Each of the Exiting Shareholders hereby represents and warrants to the other Parties that:

(a) It is the record and exclusive beneficial owner of, and has paid in full the subscribed registered capital with respect to, the shares of Adamant’s common stock (the “Adamant Shares”) set forth opposite such shareholder’s name on Schedule 1, with the right and authority to transfer freely such Adamant Shares. As of the date hereof, the Adamant Shares are free and clear of all Liens.

(b) Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated, Adamant will receive good title to the Adamant Shares, free and clear of all Liens.

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 5 SHALL SURVIVE FOR THE PERIOD EQUAL TO THE APPLICABLE STATUTE OF LIMITATIONS RELATING TO SAID MATTERS.

6. Miscellaneous.

(a) Confidentiality. The Parties agree and shall cause their relevant personnel to keep strict confidence of all the confidential matters of the other Parties hereto except as required to be disclosed pursuant to U. S. securities laws,. They shall not disclose the aforesaid information to any third party unless it is required by the explicit provision of law, or the instruction of judicial or governmental agencies or with consent of the other party, otherwise, the disclosing party shall bear the relevant legal consequences. The confidentiality obligation of the parties shall survive the termination of this Termination Agreement.

(b) Public Announcements and Filings. Except as required by applicable U.S. securities laws, none of the parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Termination Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party prior to the release thereof.

(c) Governing Law; Dispute Resolution.

(i) The execution, effectiveness, construction, performance, amendment and termination of this Termination Agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of the PRC. Matters not covered by formally published and publicly available laws of the PRC shall be governed by international legal principles and practices.

(ii) This parties agree that any dispute arising from or in relation to this Agreement shall first be settled by the friendly negotiation of both parties. If the negotiation fails within 45 days, each party shall have the right to file the dispute with China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing for arbitration pursuant to the currently effective arbitration rules of CIETAC at the time of application. This arbitration shall be final and bind all parties and shall be enforceable in any court of competent jurisdiction. The arbitration fees shall be borne by the losing party

(iii) Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

(d) Further Actions. Each of the Parties shall, and shall cause its respective affiliates to, from time to time at the request of the other Party, without any additional consideration, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be necessary or desirable to carry out the provisions of this Termination Agreement and give effect to the transactions contemplated hereby.

(e) Specific Performance. Each Party acknowledges and agrees that (i) a breach or threatened breach by such party of any of its obligations under this Termination Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and (ii) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to such party at law, in equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 6(g).

(f) Third Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 6(f), this Termination Agreement benefits solely the Parties hereto and their respective permitted successors and permitted assigns, and nothing in this Termination Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Termination Agreement. The Parties hereby designate all Releasees as third-party beneficiaries of Section 3, having the right to enforce such Sections.

(g) Assignment. No Party may assign, transfer or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other Party; provided, however, that any Party may assign this Termination Agreement to a successor-in-interest by consolidation, merger or operation of law or to a purchaser of all or substantially all of the Party’s assets. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(h) Entire Agreement. This Termination Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

(i) Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended only by a writing signed by all parties hereto.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Such executions may be transmitted to the Company and/or the other Members by facsimile or other electronic transmission (e.g. “pdf” or “tiff” or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including www.docusign.com), and such facsimile or other electronic execution shall have the full force and effect of an original signature.

[Remainder of Page Intentionally Left Blank; Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first-above written.

ZHUOLU JINXIN MINING CO., LTD.		ZHANGJIAKOU TONGDA MINING SERVICE CO., LTD.

By:	/s/ Jiazhen Liu	By:	/s/ Jiazhen Liu
Name:	Jiazhen Liu	Name:	Jiazhen Liu
Title:	Legal Representative	Title:	Legal Representative

ADAMANT DRI PROCESSING AND MINERALS GROUP

By:	/s/ Ethan Chuang	/s/ Changkui Zhu
Name:	Ethan Chuang	CHANGKUI ZHU
Title:	President
On behalf of himself and the following Exiting Shareholders:

Dongli Sun
Idea Vantage Limited
Meijie Wang
Southern Sleek Limited
Southern Shine Limited
Sui Feng Limited
Talent Horse Limited
Talent Lead Investments Limited
Trophy Journey Limited
True Sino Enterprises Limited
True South Limited
United Ample International Limited
Wealth Sino Trading Limited
Wisdom Thrive Limited
Xingwang Shao

[Signature Page – Termination Agreement]

Schedule 1

Existing Shareholders

Shareholder Name	Address	Adamant Shares
Dongli Sun	No. 55, Liulijing Xili Chongwen District, Beijing, PRC	111,499

Idea Vantage Limited	c/o Jiazhen Liu Section 1, Apt 609, Building 7, Quxizhongli, Cheng Hedong District, Tianjin, PRC	2,049,828

Meijie Wang	78-15, Pinganli, Gutaqu District, Jinzhou Liaoning, PRC.	66,899

Southern Sleek Limited	c/o Dengwei Gao No. 14 Xiaoshichang, Jingwei Road Hebei District, Tianjin, PRC	116,833

Splendid Shine Limited	c/o Fengqin Ji #7, Apt 201, Building One 97 Guangdongshanzhuang Rd. Hedong District, Tianjin, PRC	436,900

Sui Feng Limited	c/o Junyan Tian Hedong District, Tianjin, PRC	452,641

Talent Horse Limited	c/o Yuqin Wei No. 3 Zhongxin Yixiang, Xiaodianzi, Zhangjiawo Xiqing District, Tianjin, PRC	80,804

Talent Lead Investments Limited	c/o Shaofeng Han No. 6, Nanjingli Huzhuangzi, Shuanggang Jinnan District, Tianjin, PRC	80,804

Trophy Journey Limited	c/o Lixin Shi 12818-3-501 Shiyou, North street, Nanpi County Cangzhou, Hebei Province, PRC	291,383

True Sino Enterprises Limited	c/o Huiqin Wang 1-505 Haixing Huayuan, Shizilin Street Hebei District, Tianjin, PRC	90,248

True South Limited	c/o Xia Wang Section 1, Apt.101, Building 2 Shiji Garden, Nanmenwai St.	442,497

United Ample International Limited	c/o Wenyan Yang 11-3-407, Guangxia Zhouli, Yangcun Tianjin, PRC	166,155

Wealth Sino Trading Limited	c/o Changqing Han Section 65, Apt. 105 Yilin Rd., Kuanfuli Hexi District, Tianjin, PRC	704,147

Wisdom Thrive Limited	c/o Jianxin Wei 82-1-101, Tangu, Tangu East Street, Changan District Shjiazhuang, Hebei Province, PRC	19,939

Xingwang Shao	No. 47, Caiyuan Street, Tanshan District, Tanan Shandong, PRC	44,600

Changkui Zhu	Section 1, Apt.202, Shenlan Apartment Building 2, Nankai District, Tianjin,	223,041

	TOTAL ADAMANT SHARES:	5,378,219